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                                                                   EXHIBIT 99.1




NEWSRELEASE                                                    [WILLIAMS LOGO]

NYSE:WEG
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                             [WILLIAMS LETTERHEAD]



   WILLIAMS ENERGY PARTNERS L.P. BUYS NGL PIPELINE FROM AUX SABLE LIQUID PRODUCTS L.P.

         TULSA, Okla. - Williams Energy Partners L.P. (NYSE:WEG) has purchased a natural gas liquids pipeline from Aux Sable Liquid Products L.P. for $8.9 million. The transaction is expected to be 2 cents to 3 cents per unit accretive to cash flow on an annualized basis.

         The 8.5-mile, 8-inch diameter pipeline extends from Aux Sable's gas processing plant in Channahon, Ill., to a petroleum refinery in Joliet, Ill., and another nearby natural gas liquids pipeline. Aux Sable has contracted with the partnership for continued exclusive use of the line being purchased.

         Phil Wright, president of Williams Energy Partners L.P. said, "The pipeline we're purchasing is strategically located, handles liquids produced from the growing western Canadian supply basin and is backed by a long-term contract with Aux Sable to ensure an attractive return to Williams Energy Partners.

         "This is another transaction that occurred as a result of our relationship with Williams (NYSE:WMB), who is one of five partners in Aux Sable, and enhances our ability to increase cash distributions to our investors," Wright added.

ABOUT WILLIAMS ENERGY PARTNERS L.P.

Williams Energy Partners L.P. was formed to own, operate and acquire a diversified portfolio of


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energy assets. The partnership is engaged principally in the storage, transportation and distribution of refined petroleum products and ammonia. The general partner is a unit of Williams (NYSE:WMB), which specializes in a broad array of energy-related services, including energy marketing and trading and natural gas pipeline transportation.


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Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price for crude oil, changes in demand for refined petroleum products, adverse developments affecting our ammonia pipeline customers, changes in federal government policies affecting farm subsidies, changes to cost estimates relating to specific acquisitions, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements). These and other factors are set forth in the Partnership's Form 10-K for the year 2000 filed with the Securities and Exchange Commission.